Exhibit 107.1

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

Bloom Energy Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	Rule 457(c)	23,491,701(1)	$13.33(2)	$313,144,374.33	0.0001102	$34,508.51

Fees Previously Paid	—	—	—	—	—	—		—

Carry Forward Securities

Carry Forward Securities	—	—	—	—		—		—	—	—	—	—

	Total Offering Amounts					$313,144,374.33		$34,508.51

	Total Fees Previously Paid							—

	Total Fee Offsets(3)							—

	Net Fee Due							$34,508.51

(1)

All 23,491,701 shares of Class A common stock registered pursuant to this prospectus supplement are to be offered by the selling securityholders named herein. Consists of (i) up to 10,000,000 outstanding shares of Class A common stock held by certain of the selling securityholders that were issued pursuant to the conversion of 10,000,000 shares of Series A redeemable convertible preferred stock, par value $0.0001 per share, and (ii) up to 13,491,701 shares of Class A common stock held by certain of the selling securityholders that were issued pursuant to the conversion of 13,491,701 shares of our Series B redeemable convertible preferred stock, par value $0.0001 per share. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional securities that may be offered or issued in connection with any stock split, stock dividend, or pursuant to anti-dilution provisions of any of the securities. Separate consideration may or may not be received for securities that are issuable upon conversion, exercise, or exchange of other securities.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act, on the basis of the average of the high and low prices for a share of the Registrant’s Class A common stock as reported on the New York Stock Exchange on September 28, 2023, which date is within five business days prior to the filing of this prospectus supplement.

(3)	The Registrant does not have any fee offsets.